Filed Pursuant to Rule 424(b)(3)

Registration No. 333-151492

PROSPECTUS SUPPLEMENT

HOME BANCORP, INC.

Home Bank Profit Sharing 401(k) Plan

(Participation Interests in up to 580,283 shares of common stock of Home Bancorp, Inc.)

This prospectus supplement is being provided to employees of the Home Bank who are participants in the Home Bank Profit Sharing 401(k) Plan (also referred to as the Plan). This supplement relates to the election by Plan participants to invest all or a part of their Plan accounts in the common stock of Home Bancorp, Inc. at a purchase price of $10.00 per share.

Home Bank is reorganizing from a mutual savings bank to a stock savings bank and is establishing a stock holding company, Home Bancorp, Inc., to hold all of the outstanding shares of Home Bank, with Home Bank becoming a wholly-owned subsidiary of Home Bancorp, Inc. In connection with this reorganization, Home Bancorp’s common stock will be offered for sale to certain depositors and borrowers in a subscription offering and then to the general public.

As a participant in the Home Bank Profit Sharing 401(k) Plan, you may use your account balance in the Plan to purchase shares of Home Bancorp common stock in two possible ways:

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First, if you already have subscription rights as an eligible depositor or borrower of Home Bank, you may exercise such rights and use the monies held in your individual Plan account to purchase shares during the subscription offering of Home Bancorp’s shares, subject to the limitations and other conditions of such offering. If you do not have subscription rights, you may be able to use the monies held in your individual plan account to purchase shares during a community offering, as a member of the general public. Subscription offering orders, however, will have preference over orders placed in a community offering, in the event the offering is oversubscribed. Because the Plan actually purchases the shares, you will acquire a “participation interest” in the shares and not own the shares directly. Shares may be purchased in this manner by allocating all or a portion of the funds in your Plan account into a new investment option, the employer stock fund, which provides the opportunity to invest in Home Bancorp’s common stock. The purchase price is $10.00 per share.

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Second, after Home Bancorp’s initial public offering is completed, on an ongoing basis, whether or not you purchase shares during the offering, you will be able to allocate all or a portion of your Plan account between all of the Plan’s investment funds including the option to invest in Home Bancorp’s common stock. The purchase price of shares will be market price, which may be more or less than the $10.00 purchase price in the offering.

The prospectus dated August 12, 2008 of Home Bancorp, which is attached to this prospectus supplement, includes detailed information with respect to Home Bancorp, Home Bank and the offering of Home Bancorp common stock. This prospectus supplement should be read only in conjunction with the attached prospectus.

For a discussion of certain factors you should consider before investing, see “Restrictions on Resale” at page S-9 in this prospectus supplement and “Risk Factors” beginning on page 13 in the prospectus.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The participation interests are not savings accounts or deposits and are not insured or guaranteed by any government insurance fund, Home Bank or Home Bancorp. This type of investment involves risk and you may lose some or all of your investment.

The date of this prospectus supplement is August 12, 2008

i

THE OFFERING

Summary of the Reorganization

Home Bank is converting from the mutual to the stock form and forming a new stock holding company under the name Home Bancorp, Inc., a Louisiana corporation. Home Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and become a wholly owned subsidiary of Home Bancorp. You may use your Home Bank Profit Sharing 401(k) Plan (also referred to as the Plan) account to subscribe for shares of Home Bancorp as described in this prospectus supplement.

Securities Offered

The securities offered by this prospectus supplement are participation interests in the Plan. At August 11, 2008, the Plan had $5,644,374 in assets which could be used to purchase up to 564,437 shares (at the purchase price of $10.00 per share) of Home Bancorp’s common stock subject to the limitations and conditions of Home Bancorp’s offering. The Plan will hold the common stock and the Plan will only acquire shares at the instruction of Plan participants for their own accounts. Home Bancorp is the issuer of the common stock. The common stock to be issued hereby is conditioned on the completion of the reorganization. Your investment in the common stock of Home Bancorp in the reorganization is subject to the priority purchase rights applicable to you, as set forth in the Plan of Conversion, and as described below. Information with regard to the Plan is contained in this prospectus supplement, and information with regard to the reorganization and the financial condition, results of operation and business of Home Bank is contained in the attached prospectus. This prospectus supplement should be read with the attached prospectus. The address of the principal executive office of Home Bancorp and Home Bank is 503 Kaliste Saloom Road, Lafayette, Louisiana 70508. The telephone number of Home Bank is (337)  572-1014.

Election to Purchase Common Stock in the Offering; Priorities

You may direct the transfer of all or part of the funds which represent your beneficial interest in the assets of the Plan to be invested in the employer stock fund. The Plan trustee will subscribe for common stock offered for sale in connection with the reorganization according to your directions. In the event the offering is oversubscribed and the Plan trustee is unable to use the full amount allocated by you to purchase common stock in the offering, the amount that is not invested in common stock of Home Bancorp, Inc. will be returned to the other investments of the Plan pursuant to your existing investment directions. If you choose not to direct the investment of your Plan account balance to purchase shares of Home Bancorp’s common stock in the offering, your Plan account balance will remain in the other investment options of the Plan as previously directed.

You are permitted to use funds allocated to your Plan account to purchase shares of Home Bancorp’s common stock in the subscription offering to the extent that you fall into one of the following orders of priority:

•	first, you held deposit account(s) at Home Bank with an aggregate balance of $50 or more at the close of business on March 31, 2007;

•	second, you held deposit account(s) at Home Bank with an aggregate balance of $50 or more at the close of business on June 30, 2008; and

•

third, you held deposit account(s) at Home Bank at the close of business on July 28, 2008 or you had an outstanding loan with Home Bank as of January 1, 2001 which continued to be outstanding as of July 28, 2008.

If you do not qualify in the subscription offering, your order will be treated as a community offering order.

Common stock so purchased will be allocated to your Plan account.

The limitations on the amount of common stock that you may purchase in the offering, as described in the attached prospectus, see “The Reorganization and Offering – Limitations on Common Stock Purchases,” will be calculated based on the aggregate amount directly purchased by you in the offering with funds held outside the Plan, together with the amount purchased with funds allocated to your Plan account.

How to Use Plan Funds and Funds Held Outside the Plan to Invest in the Offering

Accompanying this prospectus supplement is an investment election form attached as Annex A. The investment election form will enable you to direct that all or a portion of your beneficial interest in the Plan be used to invest in the common stock of Home Bancorp. If you wish to invest all or part of your beneficial interest in the assets of the Plan in Home Bancorp’s common stock during the offering, you should complete the investment election form and return it to John Bordelon no later than 12:00 noon, Central time on September 5, 2008. In order to purchase shares outside the Plan (in your name or through an IRA), you must complete and return a stock order form, along with payment by check or by authorizing a withdrawal from your Home Bank deposit account(s) to be received by the Conversion Center no later than 12:00 Noon, Central time, on September 12, 2008. If you do not have a stock order form, or have other questions about purchasing stock outside the Plan, contact the Conversion Center by calling (877) 784-1067.

Deadline for Delivery of Election Forms

The investment election form must be returned to Home Bank, 503 Kaliste Saloom Road, Lafayette, Louisiana 70508, Attn: John Bordelon, to be received no later than 12:00 noon, Central time on September 5, 2008.

Irrevocability of Election to Participate in the Offering

After you return the investment election form, your directions to transfer amounts credited to your Plan account to purchase shares of common stock during the offering are irrevocable.

Direction to Purchase Common Stock After the Offering

After the offering, whether or not you elected to purchase shares during the offering, you will continue to be able to direct the investment of your plan contributions in the investment options available under the Plan, including Home Bancorp’s common stock, through the employer stock fund (the percentage invested in any option must be a whole percent). You may change the allocation of your interest in the various investment options offered under the Plan at any time. Special restrictions may apply to transfers directed to or from Home Bancorp’s common stock if you are an executive officer, director or principal shareholder of Home Bancorp and are subject to the provisions of Section 16(b) of the Securities and Exchange Act of 1934, as amended. In addition, participants who are our officers or directors will not be able to transfer their initial investment out of Home Bancorp’s common stock purchased in the offering for a period of one (1)  year following completion of the reorganization.

Purchase Price of Common Stock

The funds you allocate for the purchase of common stock in the offering will be used by the Plan trustee to purchase shares of common stock, except in the event of an oversubscription, as discussed above. The price paid for such shares of common stock in the offering will be $10.00 per share, the same price as paid by all other persons who purchase shares of common stock in the offering.

After the offering, common stock purchased by the Plan trustee will be acquired in open market transactions or from Home Bancorp’s treasury stock account. The prices paid by the trustee for shares acquired in the open market may be higher or lower than the $10.00 per share offering price and will be for “adequate consideration” which means the fair market value of the common stock as quoted on the Nasdaq Global Market.

Nature of a Participant’s Interest in Common Stock

The common stock will be held in the name of the Plan, as trustee, and will be allocated to your individual account under the Plan. Therefore, earnings with respect to your Plan account should not be affected by the investment designations (including investments in Home Bancorp common stock) of other participants.

DESCRIPTION OF THE PLAN

Introduction

The Plan was adopted by Home Bank effective as of January 1, 1996, was amended and restated effective as of May 1, 2006, and was further amended effective as of May 20, 2008. The Plan is a profit sharing plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended. Home Bank may rely on an opinion letter, obtained by BISYS Retirement Services, Inc., that the Plan is qualified under Section 401(a) of the Internal Revenue Code, and its related trust is tax exempt under Section 501(a) of the Internal Revenue Code.

Employee Retirement Income Security Act

The Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefits Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA, which by their terms do not apply to an individual account plan (other than a money purchase pension plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained under Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.

Applicable federal law requires the Plan to impose substantial restrictions on your right to withdraw amounts held for your benefit under the Plan prior to the termination of your employment with Home Bank. A substantial federal tax penalty also may be imposed on distributions made prior to you attaining the age 59 1/2.

Reference to Full Text of Plan

The following is a summary of the Plan and does not contain all of the detailed information in the Plan. Copies of the Plan are available to all employees by request from Home Bank, 503 Kaliste Saloom Road, Lafayette, Louisiana 70508, Attn: Sarah Oubre, Vice President/Human Resources Manager. You are urged to read carefully the full text of the Plan. To the extent that any conflict may exist between the terms and conditions of the Plan and the description in this prospectus supplement, the terms and conditions in the Plan shall control.

Eligibility and Participation

An employee of Home Bank is eligible to become a participant in the Plan after attaining the age of twenty-one (21) and completing six months of employment. An eligible participant (i.e., a participant that has attained the age of twenty-one (21) and completed six months of employment) will enter the Plan on the first January 1st or July 1st coinciding with or next following the date an employee satisfies these requirements. After an employee enters the Plan, he or she is eligible to receive employer matching contributions and profit sharing contributions; however, Home Bank retains the discretion to increase, decrease or eliminate the amount of contributions made to the Plan. The plan year is the calendar year, January 1 to December 31.

As of August 11, 2008, there were approximately 143 employees actively participating in the Plan, and all of the participants are eligible to receive a profit sharing contribution.

Contributions Under the Plan

401(k) Contributions. As a Plan participant, you are permitted to elect to reduce your compensation initially pursuant to the Home Bank Profit Sharing 401(k) Plan Enrollment Form and may change your contributions later by submitting a Change of Investment Form, by dialing (888) 800-5359 or by the internet at www.planservices.com/ML. Contribution changes are permitted daily. The amount you elect is subject to certain restrictions and limitations, as discussed below, not to exceed $15,500 for 2008 or such higher amount as may be periodically set by the IRS, with such amount to be contributed to the Plan on your behalf. If you are 50 years or older, you can also make “catch up” contributions of up to $5,000 in 2008. Your pre-tax employee contributions are transferred by Home Bank to the trustee and credited to your Plan account. The Plan defines “compensation” as your basic salary rate plus certain pre-tax contributions. Generally, you may elect to modify the amount contributed to your Plan account; however, special restrictions apply to the employer stock fund if you are subject to Section 16 of the Securities Exchange Act of 1934.

Employer Matching and Profit Sharing Contributions. Home Bank currently contributes a matching contribution amount equal to 100% of the first 4% of your contribution, and Home Bank currently contributes a profit sharing contribution on behalf of participants. Home Bank retains the discretion to increase, decrease or eliminate the amount of matching and profit sharing contributions made to the Plan.

Limitations on Contributions

Limitation on Annual Additions and Benefits. Pursuant to the requirements of the Internal Revenue Code, the Plan provides that the amount of contributions and forfeitures allocated to your Plan account during any calendar year generally may not exceed the lesser of 100% of compensation for the calendar year or $46,000 (for 2008) (adjusted for increases in the cost of living as permitted by the Internal Revenue Code).

Limitation on 401(k) Plan Contributions. By law, your total deferrals under the Plan may not exceed $15,500 for 2008 ($20,500 if you are 50 years or older), adjusted for increases in the cost of living as permitted by the Internal Revenue Code. Contributions in excess of this limitation will be included in gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the Plan, unless the excess deferral (together with any income allocable thereto) is distributed by April 15th of the following year in which the excess deferral is made. Any income on the excess deferral that is distributed by April 15th of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the taxable year in which the excess deferral is made.

Limitation on Plan Contributions for Highly Compensated Employees. Section 401(k) of the Internal Revenue Code limits the amount of salary deferrals that may be made to the Plan in any calendar year on behalf of highly compensated employees (as defined below) in relation to the amount of salary deferrals made by or on behalf of all other employees eligible to participate in the Plan. If these limitations are exceeded, the level of deferrals by highly compensated employees must be adjusted.

In general, a highly compensated employee includes any employee who, during the calendar year or the preceding year, (1) was at any time a 5% owner (i.e., owns directly or indirectly more than 5% of the stock of Home Bancorp), or (2) for the preceding year had compensation from the employer in excess of $105,000 (for 2008), and if the employer so elects was in the top-group of employees for such preceding year. An employee is in the top-paid group of employees for any year if such employee is in the group consisting of the top 20% of employees when ranked on the basis of compensation paid during such year. Such dollar amounts are adjusted annually to reflect increases in the cost of living.

In order to prevent the disqualification of the Plan, any amount contributed by highly compensated employees that exceeds the average deferral limitation in any calendar year must be distributed to such highly compensated employees before the close of the following calendar year. However, the employer will be subject to a 10% excise tax on any excess contributions unless such excess contributions either are recharacterized or are distributed before the close of the first 22 months following the calendar year to which such excess contributions relate.

Top-Heavy Plan Requirements. If for any calendar year the Plan is a top-heavy plan, then Home Bank may be required to make certain minimum contributions to the Plan on behalf of non-key employees. In general, the Plan will be regarded as a “top-heavy plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of participants who are key employees exceeds 60% of the aggregate balance of the accounts of all participants. Key employees (for 2007) generally include any employee who, at any time during the calendar year, was (1) an officer of Home Bank having annual compensation in excess of $150,000 (for 2008), (2) a 5% owner of Home Bancorp (i.e., owns directly or indirectly more than 5% of the stock of Home Bancorp, or stock possessing more than 5% of the total combined voting power of all stock of Home Bancorp or (3) a 1% or greater owner of Home Bancorp having annual compensation in excess of $150,000.

Loans

You are permitted to borrow money from your account once per year. The loan amount must be at least $1,000 and is limited to a maximum of 50% of your vested account balance, up to a maximum of $50,000. The interest rate will be determined at the time of the loan request. This rate will remain fixed for the life of the loan. You can borrow for any reason up to a maximum term of 60 months. If you are borrowing to purchase a residence, your loan may have a term of up to 180 months. You may have two outstanding loans at any time. Refinancing is not permitted. The Plan Administrator can provide you with information about the fees associated with a loan. Unlike a withdrawal, there are no tax penalties associated with the plan’s loan feature, unless you default on the loan repayment, in which case the loan is treated as a withdrawal. If you default on a loan, you may not take out a new loan for seven years.

Hardship Withdrawal

You can withdraw contributions made on your behalf if your employer determines that you have an immediate financial need created by severe hardship and you lack other reasonably available resources. The IRS defines financial hardship as:

•	Purchase of a primary residence and payment of certain expenses related to the repair of damage to a primary residence.

•	To prevent eviction from or foreclosure of a primary residence.

•	Tuition, including room and board, for the next 12 months of post-secondary education for yourself, your spouse or children.

•	Payment of unreimbursed medical expenses and certain funeral expenses.

•	Payment for expenses for repairing damages to a principal residence that would qualify for a casualty deduction under the Internal Revenue Code.

In the event of a hardship withdrawal, you may continue to make contributions to the 401(k) Plan after six months following the hardship withdrawal.

In-Service Withdrawal

In general, you may make a full or partial withdrawal if you have an immediate financial need created by severe hardship, as described in the preceding paragraph under the header “Hardship Withdrawal.” If you make a withdrawal, you may continue to make contributions to the plan. The 401(k) Plan does not provide for in-service withdrawals, other than hardship withdrawals and plan loans.

Under current tax law, any amounts withdrawn from the plan – both contributions and earnings – will be taxed as ordinary income. Distributions before age 59 1/2, unless such distributions are a result of separation from service at or after age 55, or death, are also subject to a 10% early withdrawal penalty, as well as regular income tax.

Investment of Contributions

All amounts credited to your accounts under the Plan are held in a trust. A trustee appointed by Home Bank’s Board of Directors administers the trust. Accompanying this prospectus supplement is Annex B, which provides a description of the investment choices under the Plan.

Employer Stock

Each participant’s beneficial interest in his or her common stock of Home Bancorp is measured in shares. All purchases will be made at prevailing market prices. Under certain circumstances, the Plan trustee may be required to limit the daily volume of shares purchased.

Any brokerage commissions, transfer fees and other expenses incurred in the sale and purchase of our common stock will be paid out of a cash account managed by the Plan trustee. Therefore, although your account will not be directly adjusted for such fees, the market value of the shares held in your account will be reduced.

As of the date of this prospectus supplement, none of the shares of Home Bancorp common stock have been issued or are outstanding and there is no established market for Home Bancorp’s common stock. Accordingly, there is no record of the historical performance of Home Bancorp’s common stock. Generally, performance will be dependent upon a number of factors, including the financial condition and profitability of Home Bancorp and market conditions for Home Bancorp’s common stock.

Vesting

You are always 100% vested in your pre-tax employee contributions and the earnings thereon under the Plan. In addition, you are always 100% vested in any employer contributions made on your behalf other than matching contributions or profit sharing contributions (and the earnings thereon) under the Plan. Employer matching contributions made on your behalf become 20% vested after you complete two years of service (and are zero percent vested if you have less than two years of service) with an additional 20% vested in each subsequent year of service and 100% vested after six years of service. There are two vesting schedules for profit sharing contributions, depending on when the contributions were made on your behalf. For profit sharing contributions made prior to January 1, 2007, the contributions become 20% vested after you complete three years of service (and are zero percent vested if you have less than three years of service), with an additional 20% vested in each subsequent year of service and 100% vested after seven years of service. For profit sharing contributions made after January 1, 2007, the contributions become 20% vested after you complete two years of service (and are zero percent vested if you have less than two years of service), with an additional 20% vested in each subsequent year of service and 100% vested after six years of service.

Distribution Upon Retirement or Disability

Upon retirement or disability, you may elect to have your vested account balance distributed in a single lump-sum payment. Payment of your benefits must generally begin no later than the April 1 following the calendar year in which you attain age 70 1/2 or the calendar year in which you retire.

Distribution Upon Death

If you die before your entire vested interest has been distributed, benefits will be paid to your surviving spouse in a single lump-sum payment. If you are an unmarried participant, or you are a married participant with special consent to the designation of a beneficiary other than your spouse, payment of benefits to your chosen beneficiary will be in a single lump-sum payment.

Distribution Upon Termination of Employment

After termination of employment with Home Bank, you are entitled to distribution of your vested Plan account upon the earlier of death, disability, or attainment of the Plan’s normal retirement age. However, you may elect to receive a distribution of your vested Plan account after termination prior to death, disability, or the attainment of the Plan’s normal retirement age.

Non-alienation of Benefits

Except with respect to federal income tax withholdings and qualified domestic relations orders, benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan shall be void.

Reports to Plan Participants

The Plan administrator will furnish to you a quarterly statement showing the balance in your Plan account as of the end of that period, the amount of contributions allocated to your Plan account for that period, and the adjustments to your account to reflect earnings or losses, distributions, loans disbursed, loan repayments and/or transfers between investment funds.

Plan Administration

Home Bank is the named fiduciary of the Plan for purposes of ERISA. The trustees for the Plan are John Bordelon, Joseph Zanco, Michael Maraist and Henry Busch. The trustees receive, hold and invest the contributions to the Plan in trust and distribute them to participants and beneficiaries in accordance with the terms of the Plan and the directions of the Plan administrator.

The Plan is administered by a Plan administrator who is one or more persons appointed by and who serve at the pleasure of Home Bank. Currently, the Plan administrator is Home Bank. The address and telephone number of the administrator is 503 Kaliste Saloom Road, Lafayette, Louisiana 70508, (337) 572-1014. The administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, and preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to participants, beneficiaries and others under ERISA.

Amendment and Termination

Home Bank intends to continue the Plan indefinitely. Nevertheless, Home Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, if you are affected by the termination you will have a fully vested interest in your Plan account. Home Bank reserves the right to make, from time to time, any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Home Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA and/or the Internal Revenue Code.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the Plan with another plan, or the transfer of the Plan trust assets to another plan, the Plan requires that each participant will (if either the Plan or the other plan were then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

Federal Income Tax Consequences

General. The following is a brief summary of certain federal income tax aspects of the Plan. Statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. The consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

As a “qualified retirement plan,” the Internal Revenue Code affords special tax treatment which includes the following: (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year; (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and (3) earnings of the plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. Home Bank expects that it will adopt any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Internal Revenue Code.

You are urged to consult your tax advisors with respect to any distribution from the Plan and transactions involving the Plan.

Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made: (1) within one taxable year to the participant or beneficiary; (2) on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2; and (3) consists of the balance to the credit of the participant under this Plan and all other profit sharing plans, if any, maintained by Home Bank. The portion of any lump-sum distribution that is required to be included in the participant’s or beneficiary’s taxable income for federal income tax purposes consists of the entire amount of such lump-sum distribution less the amount of after-tax contributions, if any, made by the participant to any other profit sharing plans maintained by Home Bank which is included in such distribution.

Averaging Rules. The portion of the total taxable amount of a lump-sum distribution that is attributable to participation in the Plan or in any other profit-sharing plan maintained by Home Bank and referred to as the ordinary income portion, will be taxable generally as ordinary income for federal income tax purposes.

For years beginning after December 31, 1999, five-year income averaging is repealed. Under a special rule adopted in the 1986 Tax Reform Act, if you turned age 50 by 1985, you may elect to have your lump-sum distribution taxed under a ten-year income averaging rule which would allow you to pay a separate tax on the lump-sum distribution that would approximate the tax (under the rates in effect in 1986) that would have been due if the distribution had been received in ten equal annual installments; you also may elect to have that portion of the lump-sum distribution attributable to your pre-1974 participation in the Plan treated as a long-term capital gain and taxed at a rate of 20%.

Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes our common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such common stock, i.e., the excess of the value of such common stock at the time of the distribution over its cost to the Plan. The tax basis of such common stock to the participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the common stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such common stock. Any gain on a subsequent sale or other taxable disposition of the common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain or long-term capital gain depending upon the length of the holding period of the common stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the regulations to be issued by the IRS.

Distribution: Rollovers and Direct Transfers to Another Qualified Plan or to a Traditional IRA. Virtually all distributions from the Plan may be rolled over to another qualified retirement plan or to a traditional IRA without regard to whether the distribution is a lump-sum distribution or a partial distribution. You have the right to elect to have the trustee transfer all or any portion of an “eligible rollover distribution” directly to another qualified plan or to a traditional IRA. If you do not elect to have an “eligible rollover distribution” transferred directly to another qualified plan or to a traditional IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. The principal types of distributions which do not constitute eligible rollover distributions are (1) an annuity type distribution made over the life expectancy of the participant (or participant and another) or for a period of 10 years or more, (2) a minimum distribution required by Section 409(a)(9) of the Internal Revenue Code, or (3) the portion of any distribution not includable in gross income, except that unrealized appreciation in employee securities can be included in an eligible rollover distribution. The tax law change described above did not modify the special tax treatment of lump-sum distributions that are not rolled over or transferred, i.e., forward averaging, capital gains tax treatment and the nonrecognition of net unrealized appreciation, discussed earlier.

ERISA and Other Qualification

As noted above, the Plan is subject to certain provisions of ERISA, and was submitted to the IRS for a determination that it is qualified under the Internal Revenue Code.

We have provided a brief description of the material federal income tax aspects of the Plan which are of general application under the Internal Revenue Code. This is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from Plan.

Restrictions on Resale

Any person receiving shares of Home Bancorp common stock under the Plan who is an “affiliate” of Home Bancorp as the term “affiliate” is used in Rules 144 and 405 under the Securities Act of 1933, as amended (e.g., our directors, executive officers and substantial stockholders), may reoffer or resell such shares only pursuant to a registration statement filed under the Securities Act of 1933 assuming the availability of a registration statement, pursuant to Rule 144 or some other exemption of the registration requirements of the Securities Act of 1933. Any person who may be an “affiliate” of Home Bancorp may wish to consult with counsel before transferring any common stock he or she owns. In addition, you are advised to consult with counsel as to the applicability of Section 16 of the Securities Exchange Act of 1934 which may restrict the sale of common stock when acquired under the Plan, or other sales of common stock.

Persons who are not deemed to be our “affiliates” at the time of resale will be free to resell any shares of common stock allocated to them under the Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933 or compliance with the restrictions and conditions contained in the exemptive rules thereunder. An “affiliate” of Home Bancorp is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with Home Bancorp. Normally, a director, principal officer or major stockholder of a corporation may be deemed to be an “affiliate” of that corporation. A person who may be deemed an “affiliate” of Home Bancorp at the time of a proposed resale will be permitted to make public resales of the common stock only pursuant to a “reoffer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 under the Securities Act of 1933 or some other exemption from registration, and will not be permitted to use this prospectus in connection with any such resale. In general, the amount of the common stock which any such affiliate may publicly resell pursuant to Rule 144 in any three-month period may not exceed the greater of one percent of the common stock then outstanding or the average weekly trading volume reported on the Nasdaq Global Market during the four calendar weeks prior to the sale. Such sales may be made only through brokers without solicitation and only at a time when Home Bancorp is current in filing the reports required of it under the Securities Exchange Act of 1934.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors and persons beneficially owning more than ten percent of public companies such as Home Bancorp. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans, must be reported periodically, either on a Form 4 within two business days after a change occurs, or annually in certain limited situations on a Form 5 within 45 days after the close of Home Bancorp’s fiscal year. Investment in our common stock in the Plan by officers, directors and persons beneficially owning more than ten percent of the common stock must be reported to the SEC on the Form 4s or Form 5s filed by such individuals.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by Home Bancorp of profits realized by any officer, director or any person beneficially owning more than ten percent of the common stock resulting from the purchase and sale or sale and purchase of the common stock within any six-month period.

The SEC has adopted rules that provide exemption from the profit recovery provisions of Section 16(b) for participant-directed employer security transactions within an employee benefit plan, such as the Plan, provided certain requirements are met.

LEGAL OPINION

The validity of the issuance of the common stock will be passed upon by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., which firm acted as special counsel for Home Bancorp and Home Bank in connection with the reorganization and offering.

ANNEX A

HOME BANK

PROFIT SHARING 401(K) PLAN

Investment Election Form

Name of Plan Participant:	Social Security Number:

1. INSTRUCTIONS. This form provides your directions to sell certain investments in your Home Bank Profit Sharing 401(k) Plan account for the purpose of purchasing the common stock of Home Bancorp during the stock offering.

To direct the investment of all or part of the funds credited to your account into the common stock of Home Bancorp, you should complete and submit this form to John Bordelon, President, to be received no later than 12:00 noon, Central time on September 5, 2008. A representative for Home Bank will retain a copy of this form and return a copy to you. If you need any assistance in completing this form, please contact John Bordelon at (337) 572-1012. If you do not complete and return this form to Home Bank by 12:00 noon on September 5, 2008, the funds credited to your account under the Plan will continue to be invested in accordance with your prior investment directions.

2. INVESTMENT DIRECTIONS. As directed below, I hereby authorize the sale of the funds currently credited to my account and the purchase of common stock of Home Bancorp with such proceeds. The total dollar amount transferred from existing investment funds must be in increments of $10. For example, you may transfer $1,000 or $1,010, but you may not transfer $1,001 or $1,011. If the value of any fund you select is insufficient to cover the dollar amount selected below, then your order will be reduced accordingly. Be aware that the fund values change daily, and funds will not be transferred for several days after September 5, 2008.

Plan Investment Funds	Dollar Amount
Merrill Lynch Retirement Preservation Trust Fund	Sell $
Franklin Total Return Fund	Sell $
BlackRock Government Income Portfolio Fund	Sell $
Oppenheimer Small & Mid Cap Value Fund	Sell $
Victory Special Value Fund	Sell $
American Growth Fund of America Fund	Sell $
BlackRock Large Cap Growth Fund	Sell $
BlackRock Large Cap Core Fund	Sell $
Davis New York Venture Fund	Sell $
BlackRock Large Cap Value Fund	Sell $
Thornburg International Value Fund	Sell $
BlackRock International Value Fund	Sell $
BlackRock Global Allocation Fund	Sell $
Goal Manager – Conservative Model	Sell $
Goal Manager – Moderately – Conservative Model	Sell $
Goal Manager – Moderate Model	Sell $
Goal Manager – Moderately – Aggressive Model	Sell $
Goal Manager – Aggressive Model	Sell $

Number of Shares of Home Bancorp Stock	Price Per Share	Total Amount To Purchase

	X $10.00 =	$

A-1

3. PURCHASER INFORMATION. To the extent that your order cannot be filled with common stock of Home Bancorp, the amount (including earnings, if any) not used to purchase common stock will be returned to your other investments in the Plan pursuant to your existing investment elections. Please indicate your purchase priority in the offering.

a.	☐	Eligible Account Holder – Check here if you were a depositor with $50.00 or more on deposit with Home Bank as of March 31, 2007. Please list your accounts below.

b.	☐	Supplemental Eligible Account Holder – Check here if you were a depositor with $50.00 or more on deposit with Home Bank as of June 30, 2008, but are not an Eligible Account Holder. Please list your account(s) below.

c.	☐	Other Member – Check here if you were a depositor with Home Bank as of July 28, 2008 or you had an outstanding loan with Home Bank as of January 1, 2001 which continued to be outstanding as of July 28, 2008, but are not an Eligible Account Holder or Supplemental Eligible Account Holder. Please list your account(s) below.

d.	☐	Community Member – Check if none of the above subscription offering categories applies, but you wish to place an order for common stock through the Plan in the community offering.

Please Note:	Failure to list all of your Home Bank deposit or loan accounts that qualify you in a, b or c above, may result in the loss of part or all of your subscription rights.

Account Title (Name(s) on Account)	Deposit or Loan Account Number

4. PURCHASE LIMITATIONS. The following restrictions apply to the aggregate number of shares you may request to purchase during the stock offering, including your purchase through the Plan plus any purchases you make outside the Plan, using a Stock Order Form:

•	Minimum number of shares: 25 shares ($250)

•	Maximum number of shares: up to 25,000 shares ($250,000)

•	Maximum number of shares for you, together with associates: 125,000 shares ($1,250,000)

See “The Offering – Limitations on Common Stock Purchases” in the accompanying prospectus for more information.

5. ACKNOWLEDGMENT OF PARTICIPANT. I understand that this Investment Election Form is irrevocable and shall be subject to all of the terms and conditions of the Home Bank Profit Sharing 401(k) Plan and the Plan of Conversion. I acknowledge that I have received a copy of the prospectus and the prospectus supplement. To the extent your order cannot be filled with common stock of Home Bancorp, the amount (including earnings, if any) not used to purchase common stock will be returned to your other investments in the Plan pursuant to your existing investment elections.

Please contact John Bordelon at (337) 572-1012 for more information.

Signature of participant	Date:

Keep a Copy for Your Records

A-2

ANNEX B

HOME BANK

PROFIT SHARING 401(K) PLAN

Investment Choices

The Plan offers you the following investment choices:

Merrill Lynch Retirement Preservation Trust Fund	BlackRock International Value Fund – Class A
Franklin Total Return Fund – Class A	BlackRock Global Allocation Fund – Class A
BlackRock Government Income Portfolio Fund – Class A	Goal Manager – Conservative Model
Oppenheimer Small & Mid Cap Value Fund – Class A	Goal Manager – Moderately – Conservative Model
Victory Special Value Fund – Class A	Goal Manager – Moderate Model
American Growth Fund of America Fund – Class R3	Goal Manager – Moderately – Aggressive Model
BlackRock Large Cap Growth Fund – Class A	Goal Manager – Aggressive Model
BlackRock Large Cap Core Fund – Class A
Davis New York Venture Fund – Class A
BlackRock Large Cap Value Fund – Class A
Thornburg International Value Fund – Class A

In connection with the offering, the Plan now provides that in addition to the funds specified above, you may direct the trustee, or its representative, to invest all or a portion of your account in the Home Bancorp, Inc. Stock Fund. You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. You may change your investment directions at any time. This may be done either by filing a form or by telephone or other electronic medium. You may also redirect the investment of your investment accounts such that a percentage of any one or more investment accounts may be transferred to any one or more other investment accounts either by filing a form or by telephone or other electronic medium.

The net gain (or loss) of the funds from investments (including interest payments, dividends, realized and unrealized gains and losses on securities, and expenses paid from the trust) will be determined at least daily during the calendar year. For purposes of such allocations, all assets of the trust are valued at their fair market value.

Core Investment Funds. The annual percentage return on these funds for the prior three years was:

Funds	2007	2006	2005
Merrill Lynch Retirement Preservation Trust Fund	4.32%	4.21%	3.95%
Franklin Total Return Fund – Class A	4.85%	4.86%	1.8%
BlackRock Government Income Portfolio Fund – Class A	4.07%	3.17%	1.96%
Oppenheimer Small & Mid Cap Value Fund – Class A	9.13%	17.98%	11.73%
Victory Special Value Fund – Class A	13.75%	17.12%	18.89%
American Growth Fund of America Fund – Class R3	10.58%	10.62%	13.86%
BlackRock Large Cap Growth Fund – Class A	8.05%	6.48%	11.6%
BlackRock Large Cap Core Fund – Class A	4.85%	12.79%	13.04%
Davis New York Venture Fund – Class A	4.97%	15.12%	10.68%
BlackRock Large Cap Value Fund – Class A	4.78%	15.78%	14.86%
Thornburg International Value Fund – Class A	27.7%	25.61%	17.67%
BlackRock International Value Fund – Class A	9.82%	26.47%	10.94%
BlackRock Global Allocation Fund – Class A	16.7%	15.94%	10.32%
Goal Manager – Conservative Model	*	*	*
Goal Manager – Moderately – Conservative Model	*	*	*
Goal Manager – Moderate Model	*	*	*
Goal Manager – Moderately – Aggressive Model	*	*	*
Goal Manager – Aggressive Model	*	*	*
* The annual percentage return on these funds is not available.

Investment Fund Descriptions

The following is a brief description of the above referenced investment funds available for participant election.

Merrill Lynch Retirement Preservation Trust Fund. Merrill Lynch Retirement Preservation Trust Fund invests primarily in a broadly diversified portfolio of Guaranteed Investment Contracts (GICs, including BICs, synthetic GICs and separate accounts) as well as in obligations of U.S. government and U.S. government agency securities. The trust also invests in high-qualify money market securities. Participants purchase units that the fund seeks to maintain at $1 per unit, although this cannot be assured. (Keep in mind that the Trust’s investments in GICs and synthetic GICs are guaranteed solely by the issuers of the contracts and are not guaranteed by the trust, Merrill Lynch, the Federal Deposit Insurance Corporation or the Federal government).

Franklin Total Return Fund. Franklin Total Return Fund is an open-end fund incorporated in the USA. The fund’s objective is high current income, consistent with preservation of capital. The fund invests at least 85% of its assets in investment grade debt securities. The fund focuses on government and corporate debt securities and mortgage and asset-backed securities.

BlackRock Government Income Portfolio Fund. The BlackRock Government Fund invests primarily in the highest rated government and agency bonds in the ten to fifteen year maturity range and in mortgages guaranteed by the U.S. Government. The fund normally invests at least 80% of its assets in bonds issued or guaranteed by the U.S. Government and its agencies. Securities are purchased for the fund when the management team determines that they have the potential for above-average current income.

Oppenheimer Small & Mid Cap Value Fund. Oppenheimer Small and Mid Cap Value Fund is an open-end fund incorporated in the USA. The fund’s objective is capital appreciation. The fund invests mainly in common stocks of US small-cap issuers with market capitalizations under $2.5 billion and emphasizes equity securities of companies that the portfolio managers believe are undervalued in the marketplace.

Victory Special Value Fund. Victory Special Value Fund seeks long-term growth of capital by investing primarily in common stocks of small and medium sized companies listed on a nationally recognized exchange with an emphasis on companies with above average total return potential.

American Growth Fund of America Fund. The Growth Fund of America, a growth fund, seeks to invest in companies that appear to offer superior opportunities for long-term growth, such as cyclical companies, those in depressed industries, and turnaround or value situations. Common stocks, convertibles, preferred stocks, U.S. government securities, bonds and cash are held by the fund. Up to 15% of the assets may be invested in securities of issuers located outside the United States and not included in the S&P 500. Up to 10% may be invested in debt securities rated below investment grade. Investments made outside the United States involve special risks, such as currency fluctuations, political instability, differing securities regulations and periods of illiquidity.

BlackRock Large Cap Growth Fund. BlackRock Large Cap Growth Fund formerly known as Merrill Lynch Large Cap Growth Fund seeks capital appreciation. The fund typically invests at least 80% of assets in the common stocks of companies selected from the Russell 1,000 Growth index.

BlackRock Large Cap Core Fund. BlackRock Large Cap Core Fund formerly known as Merrill Lynch Large Cap Core Fund seeks capital appreciation. The fund typically invests at least 80% of assets in the common stocks of companies selected from the Russell 1,000 index.

Davis New York Venture Fund. Davis New York Venture Fund seeks growth of capital. The fund invests primarily in equities issued by companies with market capitalizations of at least $250 million, though it may also hold securities of smaller companies. It may invest in securities of foreign issuers.

BlackRock Large Cap Value Fund. BlackRock Large Cap Value Fund formerly known as Merrill Lynch Large Cap Value Fund seeks capital appreciation. The fund typically invests at least 80% of assets in the common stocks of companies selected from the Russell 1,000 Value index.

Thornburg International Value Fund. Thornburg International Value Fund is an open-end fund registered in the USA. The fund’s objective is to provide long-term capital appreciation. A secondary objective of the fund is to seek current income. The fund invests more than one-half of its assets outside the United States.

BlackRock International Value Fund. BlackRock International Value Fund formerly known as ML International Value Fund is an open-end fund incorporated in the USA. The fund’s objective is to provide current income and long-term growth of income, accompanied by growth of capital. The fund invests primarily in stocks of companies in developed countries located outside the U.S. The adviser buys stocks that it believes are currently undervalued by the market.

BlackRock Global Allocation Fund. BlackRock Global Allocation Fund, Inc. formerly known as Merrill Lynch Global Allocation Fund seeks total return consistent with prudent risk. The fund invests in domestic and foreign equities, debt, and money markets issued in at least three countries. Equity purchases are made in stocks with below-average price/earnings and price/book ratios. It may invest up to 35% of assets in debt rated below BBB. The fund is nondiversified.

Goal Manager – Conservative Model. Conservative Model seeks the highest total investment return consistent with prudent risk. The model attempts to achieve this objective by investing: 4% in the GM Davis NY Venture Fund A, 3% in the GM Victory Special Value A, 25% in the GM Franklin Total Return Fund A, 6% in the GM BlackRock Large Cap Value Fund, 5% in the (CL) GM Thornburg International Value A, 27% in the GM ML Retirement Preservation Trust, 29 in the GM American Funds Growth Fund of Amer R3, 28% in the GM BlackRock Government Income Portfolio.

Goal Manager – Moderately-Conservative Model. Moderately-Conservative Model seeks the highest total investment return consistent with prudent risk. The model attempts to achieve this objective by investing: 8% in the GM Davis NY Venture Fund A, 7% in the GM Victory Special Value A, 19% in the GM Franklin Total Return Fund A, 8% in the GM BlackRock Large Cap Value Fund, 10% in the (CL) GM Thornburg International Value A, 20% in the GM ML Retirement Preservation Trust, 4% in the GM American Funds Growth Fnd of Amer R3, 21% in the GM BlackRock Government Income Portfolio, 3% in the (CL) GM Oppenheimer Sm- & Mid- Cap Val A.

Goal Manager – Moderate Model. Moderate Model seeks the highest total investment return consistent with prudent risk. The model attempts to achieve this objective by investing: 10% in the GM Davis NY Venture Fund A, 9% in the GM Victory Special Value A, 16% in the GM Franklin Total Return Fund A, 12% in the GM BlackRock Large Cap Value Fund, 15% in the

(CL) GM Thornburg International Value A, 10% in the GM ML Retirement Preservation Trust, 5% in the GM American Funds Growth Fnd of Amer R3, 14% in the GM BlackRock Government Income Portfolio, 6% in the (CL) GM Oppenheimer Sm- & Mid- Cap Val A.

Goal Manager – Moderately-Aggressive Model. Moderately-Aggressive Model seeks the highest total investment return consistent with prudent risk. The model attempts to achieve this objective by investing: 12% in the GM Davis NY Venture Fund A, 11% in the GM Victory Special Value A, 14% in the GM BlackRock Large Cap Value Fund, 4% in the GM BlackRock Large Cap Growth fund, 19% in the (CL) GM Thornburg International Value A, 6% in the American Funds Growth Fnd of Amer R3, 11% in the GM BlackRock Government Income Portfolio, 9% in the (CL) GM Oppenheimer Sm- & Mid- Cap Val A.

Goal Manager – Aggressive Model. Aggressive Model seeks the highest total investment return consistent with prudent risk. The model attempts to achieve this objective by investing: 14% in the GM Davis NY Venture Fund A, 13% in the GM Victory Special Value A, 5% in the GM Franklin Total Return Fund A, 18% in the GM BlackRock Large Cap Value Fund, 6% in the GM BlackRock Large Cap Growth Fund, 25% in the (CL) GM Thornburg International Value A, 8% in the GM American Funds Growth Fund of Amer R3, 11% in the (CL) GM Oppenheimer Sm- & Mid- Cap Val A.

EIN 72-0214660 / PN 002 / 255793.RF7

SCHEDULE I	Financial Information – Small Plan	Official Use Only
(Form 5500) Department of the Treasury Internal Revenue Service

This schedule is required to be filed under Section 104 of the Employee Retirement Income Security Act of 1974 (ERISA) and section 6058(a) of the Internal Revenue Code (the Code).

– File as an attachment to Form 5500.

		OMB No. 1210—0110
Department of Labor Employee Benefits Security Administration		2007

		This Form is Open to Public Inspection.
Pension Benefit Guaranty Corporation
For calendar year 2007 or fiscal plan year beginning and ending
A Name of plan	B Three-digit
HOME BANK PROFIT SHARING 401(K) PLAN	plan number	002
C Plan sponsor’s name as shown on line 2a of Form 5500	D Employer Identification Number
HOME BANK	72-0214660

Complete Schedule I if the plan covered fewer than 100 participants as of the beginning of the plan year. You may also complete Schedule I if you are filing as a small plan under the 80-120 participant rule (see Instructions). Complete Schedule H if reporting as a large plan or DFE.

Part I Small Plan Financial Information

Report below the current value of assets and liabilities, income, expenses, transfers and changes in net assets during the plan year. Combine the value of plan assets held in more than one trust. Do not enter the value of the portion of an insurance contract that guarantees during this plan year to pay a specific dollar benefit at a future date. Include all income and expenses of the plan including any trust(s) or separately maintained fund(s) and any payments/receipts to/from insurance carriers. Round off amounts to the nearest dollar.

1 Plan Assets and Liabilities:		(a) Beginning of Year	(b) End of Year
a Total plan assets	1a	4573393	5646878
b Total plan liabilities	1b
c Net plan assets (subtract line 1b from line la)	1c	4573393	5646878
2 Income, Expenses, and Transfers for this Plan Year:		(a) Amount	(b) Total
a Contributions received or receivable
(1) Employers	2a (1)	354657
(2) Participants	2a (2)	264841
(3) Others (including rollovers)	2a (3)
b Noncash contributions	2b
c Other income	2c	532644
d Total income (add lines 2a(1), 2a(2), 2a(3), 2b, and 2c)	2d		1152142
e Benefits paid (including direct rollovers)	2e	78222
f Corrective distributions (see instructions)	2f
g Certain deemed distributions of participant loans (see instructions)	2g
h Other expenses	2h	435
i Total expenses (add lines 2e, 2f, 2g, and 2h)	2i		78657
j Net income (loss) (subtract line 2i from line 2d)	2j		1073485
k Transfers to (from) the plan (see Instructions)	2k

3	Specific Assets: If the plan held assets at anytime during the plan year in any of the following categories, check “Yes” and enter the current value of any assets remaining in the plan as of the end of the plan year. Allocate the value of the plan’s interest in a commingled trust containing the assets of more than one plan on a line-by-line basis unless the trust meets one of the specific exceptions described in the instructions.

		Yes	No	Amount
a Partnership/joint venture interests	3a		x
b Employer real property	3b		x

For Paperwork Reduction Act Notice and OMB Control Numbers, see the instructions for Form 5500.     v10.1    Schedule I (Form 5500) 2007

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EIN 72-0214660 / PN 002 / 255793.RF7

Schedule I (Form 5500) 2007	Page 2

Official Use Only
		Yes	No	Amount
3c Real estate (other than employer real property)	3c		x
d Employer securities	3d		x
e Participant loans	3e	x		67059
f Loans (other than to participants)	3f		x
g Tangible personal property	3g		x
Part II Transactions During Plan Year
4 During the plan year:		Yes	No	Amount

a       Did the employer fail to transmit to the plan any participant contributions within the time period described in 29 CFR 2510.3-102? (See instructions and DOL’s Voluntary Fiduciary Correction Program.)

	4a		x

b       Were any loans by the plan or fixed income obligations due the plan in default as of the close of the plan year or classified during the year as uncollectible? Disregard participant loans secured by the participant’s account balance

	4b		x
c Were any leases to which the plan was a party in default or classified during the year as uncollectible?	4c		x
d Were there any nonexempt transactions with any party-in-interest? (Do not include transactions reported on line 4a.)	4d		x
e Was the plan covered by a fidelity bond?	4e	x		4000000
f. Did the plan have a loss, whether or not reimbursed by the plan’s fidelity bond, that was caused by fraud or dishonesty?	4f		x
g Did the plan hold any assets whose current value was neither readily determinable on an established market nor set by an independent third party appraiser?	4g		x
h Did the plan receive any noncash contributions whose value was neither readily determinable on an established market nor set by an independent third party appraiser?	4h		x
i Did the plan at any time hold 20% or more of its assets in any single security, debt, mortgage, parcel of real estate, or partnership/joint venture interest?	4i		x
j Were all the plan assets either distributed to participants or beneficiaries, transferred to another plan, or brought under the control of the PBGC?	4j		x

k       Are you claiming a waiver of the annual examination and report of an independent qualified public accountant (IQPA) under 29 CFR 2520.104-46? If no, attach an IQPA’s report or 2520.104-50 statement. (See instructions on waiver eligibility and conditions.)

	4k	x

C-2

5a     Has a resolution to terminate the plan been adopted during the plan year or any prior plan year? If yes, enter the amount of any plan assets that reverted to the employer this year                                              ☐  Yes        ☒    No Amount

5b    If during this plan year, any assets or liabilities were transferred from this plan to another plan(s), identify the plan(s) to which assets or liabilities were transferred. (See instructions.)

5b(1)Name of plan(s)                                                                                      5b(2) EIN(s)                                                 5b(3) PN

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